Exhibit 4.5

English Translation of Business License for SGOCO (Fujian) Electronic Co., Ltd.

Registered Number: 350500400057587

Date of Set-up: 28TH July, 2011

The Enterprise Name: SGOCO (Fujian) Electronic Co., Ltd.

Address: Guanke Technology Park, Houlin Community, Luoshan Street, Jinjiang City, Fujian Province

Legal Representative: Hong Cheng

Registered Capital: USD 2,200,000

Real Capital: USD 449,960

Enterprise Type: Limited liability (Limited liability (Taiwan, Hong Kong & Macao Corporation Owned Enterprises)

Scope of Management: Engage in research and development, wholesale of software products, electronic material, computer-aided design (3-D CAD), new type flat panel monitor parts, digital TV, computer, digital display, digital electronics, TFT-LCD, PDP, OLED, FED(including SED) display monitors, digital video, digital speaker, large screen colored display engine, light-source, projector, laptop computer, high end computer server, broadband(UWB), telecommunication equipment, network exchange equipment, high end router, car electronics accessories, metal product standard mold, high precision stamping dies, precision cavity mold, mold standard parts, and non-metal product mold.

Shareholder (The founder): SGOCO International (HK) Limited

Business Term: From July 28, 2011 to July 27, 2041

Issued Unit: Quanzhou Administration of Industry and Commerce